Exhibit 10.1

THE HERSHEY COMPANY
AMENDED AND RESTATED (2007)
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.  Purpose of Plan. The purpose of the Amended and Restated (2007) Supplemental Executive Retirement Plan, effective as of January 1, 2007 (except as otherwise provided below) (hereinafter called the "Plan") is to enable The Hershey Company (hereinafter called the "Company") to help attract and retain a strong management team by ensuring executive and certain selected upper level management employees receive benefits to assist them in preparing for retirement. The Plan constitutes an amendment, restatement and continuation of the prior plan which was most recently restated as of October 6, 2003.

To the extent provided by law, the benefits provided hereunder with respect to any Participant who retired or whose employment with the Company terminated prior to January 1, 2007, will, except as otherwise specifically provided for herein, be governed in all respects by the terms of the plan document then in effect on the date of the Participant’s retirement or other termination of employment.

2.  Definitions. The following words and phrases as used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

a.  "Cause" means, as determined by the Committee in its reasonable discretion, the willful engaging by an employee of the Company in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, including, without limitation, illegal conduct or gross misconduct that causes, or has the potential to cause, material financial or reputational injury to the Company.

For purposes of this definition, no act or failure to act, on the part of an employee of the Company, shall be considered "willful" unless it is done, or omitted to be done, by the employee in bad faith and without reasonable belief that the employee's action or omission was in the best interest of the Company. Any act or failure to act, based upon prior approval given by the Board or upon the instruction or with the approval of the Chief Executive Officer or the employee's superior or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interest of the Company.

b.  "Committee" means the Compensation and Executive Organization Committee of the Board of Directors of the Company (the "Board") or other such person, persons or committees as the Board may prescribe from time to time.

Effective as of October 2, 2001, Committee shall also mean the Employee Benefits Committee of the Company, to which the Board has delegated certain duties with respect to the administration of the Company’s employee benefit plans, or any successor committee as designated by the Board.

c.  "Deferred Retirement Date" means the first day of the month following an employee's termination of employment with the Company provided such termination occurs after his or her Normal Retirement Date.

d.  "Disability" or "Disabled", for purposes of this Plan, shall have the same meaning as provided in Section 1.16 of the Retirement Plan, as such section may be amended from time to time.

e.  "Early Retirement Date" means the first day of any month following an employee's termination of employment with the Company which is coincident with or following his or her fifty-fifth (55th) birthday and prior to his or her Normal Retirement Date.

f.  "Final Average Compensation" means the sum of (i) the average of the highest three (3) calendar years of base salary paid to a Vested Participant over his or her last five (5) years of employment with the Company and (ii) the average of the highest three (3) calendar years of annual awards under the Annual Incentive Program (hereinafter called the "AIP") of the Hershey Foods Corporation Key Employee Incentive Plan ("KEIP") received or deferred over his or her last five (5) years of employment with the Company.

g.  "GATT Interest Rate" means, for purposes of this Plan, for any specific month, the "applicable interest rate" as specified by the Commissioner of the Internal Revenue Service in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") (as such applicable interest rate is modified from time to time in revenue rulings, notices or other guidance, published in the Internal Revenue Service Bulletin).

h.  "Lump Sum Interest Rate" means, as of any specific date, the sum of one-twelfth (1/12th) of each GATT Interest Rate for the twelve (12) consecutive months beginning with the thirteenth (13th) month preceding the month during which such date occurs.

                                i.  "Normal Retirement Date" means, for the purposes of this Plan, the first day of the month nearest an employee's sixty-fifth (65th) birthday, except that if his or her birthday is equally near the first of two (2) calendar months, the first day of the month prior to his or her sixty-fifth (65th) birthday shall be his or her Normal Retirement Date.

                               j.              "Participant" means an employee of the Company who has been designated by the Committee in its sole discretion on or before October 2, 2006. Any employee who is not a Participant after October 2, 2006 may not be selected for participation in the Plan after October 2, 2006.

k.               "Retirement Plan" means The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

                                l.              "Vested Participant" means, as of any specific date, a Participant who, as of such date, satisfies each eligibility requirement set forth in the first sentence of Section 3 of the Plan.

m.             "Years of Service," shall have the same meaning as provided in Section 1.59 of the Retirement Plan, as such section may be amended from time to time.

3.  Eligibility. A Participant will be eligible to receive a benefit pursuant to Section 4 of the Plan if, at the time of his or her termination of employment with the Company, such Participant (i) is at least fifty-five (55) years of age and (ii) has completed five (5) Years of Service. No Participant, regardless of whether he or she satisfies all the eligibility requirements to be a Vested Participant, shall be entitled to receive any benefits under the Plan if his or her employment with the Company is terminated for Cause. Notwithstanding the above, a Participant whose employment with the Company is terminated prior to his or her Normal Retirement Date for reason of Disability will be treated as provided for in Section 4.c.

4.  Retirement Benefits.

a.  Normal Retirement Benefit. An employee who qualifies as a Vested Participant on the date of his or her termination of employment with the Company, and who retires (or whose employment is otherwise terminated, other than for Cause) on or after his or her Normal Retirement Date shall be entitled under the Plan to receive a lump sum cash payment (as determined under Section 6) equal to the present value of the annual benefit equal to:

(1)  the product of three and two-thirds percent (3-2/3%) of his or her Final Average Compensation and his or her Years of Service not in excess of fifteen (15) Years of Service; reduced by the sum of (2) and (3), where (2) and (3) equal:

(2)  one hundred percent (100%) of the Vested Participant’s retirement benefit under the Retirement Plan (calculated as described in Section 4.e.) and any other tax-qualified defined benefit pension plan maintained by the Company or any affiliate thereof, payable as a life annuity commencing at his or her Normal Retirement Date or his or her Deferred Retirement Date if he or she retires after his or her Normal Retirement Date, regardless of whether such benefit payment is in that form or begins at that time; and

(3)  one hundred percent (100%) of the estimated primary social security benefit to which the Vested Participant would be entitled on his or her Normal Retirement Date or his or her Deferred Retirement Date if he or she retires after his or her Normal Retirement Date regardless of whether he or she receives any portion of such primary Social Security benefit on such date.

The benefit payable (as determined above) to a Participant who is age fifty (50) or over as of January 1, 2007 shall be reduced by ten percent (10%). For those Participants who have not attained age fifty (50) as of January 1, 2007, the benefit payable (as determined above) shall be reduced by twenty percent (20%).

b.  Early Retirement Benefit. An employee who qualifies as a Vested Participant on the date of his or her termination of employment with the Company, and who retires (or whose employment is otherwise terminated, other than for Cause) on or after his or her

Early Retirement Date and prior to his or her Normal Retirement Date shall be entitled under the Plan to receive a lump sum cash payment (as determined under Section 6) equal to the present value of the annual benefit equal to:

(1)  the product of three and two-thirds percent (3-2/3%) of his or her Final Average Compensation and his or her Years of Service not in excess of fifteen (15) Years of Service reduced by the sum of (2), (3), and (4), where (2), (3), and (4) equal:

(2)  one hundred percent (100%) of the Vested Participant’s retirement benefit under the Retirement Plan (calculated as described in Section 4.e.) and any other tax-qualified defined benefit pension plan maintained by the Company or any affiliate thereof, payable as a life annuity commencing at his or her Early Retirement Date or the first day thereafter on which such benefits would be payable if they are not payable on his or her Early Retirement Date, regardless of whether such benefit payment is in that form or begins at that time;

(3)  one hundred percent (100%) of the estimated primary Social Security benefit to which the Vested Participant would be entitled on his or her Early Retirement Date or the first date thereafter on which such benefits would be payable if they are not payable on his or her Early Retirement Date regardless of whether he or she receives any portion of such primary Social Security benefit on such date; provided, however, if the Vested Participant has not attained age sixty-two (62) at the time of termination, this reduction shall be calculated as if his or her compensation is payable at the same rate in effect at the time of his or her termination; and

(4)  the product of (i) the difference between (1) and the sum of (2) and (3), (ii) five-twelfths of a percent (5/12%), and (iii) the number of complete calendar months by which the Vested Participant’s date of termination of employment precedes his or her sixtieth (60th) birthday.

The benefit payable (as determined above) to a Participant who is age fifty (50) or over as of January 1, 2007 shall be reduced by ten percent (10%). For those Participants who have not attained age fifty (50) as of January 1, 2007, the benefit payable (as determined above) shall be reduced by twenty percent (20%).

c.  Disability Retirement Benefit. If a Participant suffers a Disability prior to his or her Normal Retirement Date and while employed by the Company, the period of his or her Disability will be recognized as Years of Service and as years as a Participant in the Plan for purposes of calculating benefits under Section 4. If such Participant’s Disability continues to his or her Normal Retirement Date, for purposes of the Plan, he or she will retire on that date and will be entitled to the benefit described in and calculated under Section 4.a.

d.  Pre-Retirement Death Benefit. If a Participant (i) dies before his or her employment with the Company terminates and (ii) qualifies as a Vested Participant on his or her date of death, his or her designated beneficiary(ies), or his or her estate if he or she has not designated any beneficiary or beneficiaries in accordance with procedures established by the

Committee, shall receive a death benefit equal to the lump sum cash payment that would have been payable to the Vested Participant under Sections 4.a. or 4.b. as if he or she had retired on the date of death.

e.  Calculation of Retirement Plan Benefits. Notwithstanding any future amendment to the Retirement Plan, the terms of the Retirement Plan as in effect on December 31, 2006 shall be used for the purposes of calculating a benefit payable under this Section 4.

f.  Coordination With Severance Arrangement. For purposes of calculating benefits under this Section 4, a Participant who is receiving benefits in a form other than a lump sum under the Company’s Executive Benefits Protection Plan (Group 3) ("EBPP Group 3") and Executive Benefits Protection Plan (Group 3A) ("EBPP Group 3A"): (i) amounts paid to such Participant under the EBPP Group 3 and EBPP Group 3A shall be included in a Participant’s Final Average Compensation and (ii) the period under which the Participant is receiving benefits under the EBPP Group 3 and EBPP Group 3A shall be recognized as Years of Service and as years as a Participant in this Plan. If amounts are paid to a Participant in a lump sum under the EBPP Group 3 and EBPP Group 3A, (i) such amounts shall not be included in the Participant’s Final Average Compensation and (ii) no period of coverage shall be recognized as Years of Service and as years as a Participant in this Plan.

5.  Administration of the Plan. The Committee is charged with the administration of the Plan. It shall have full power and authority to construe and interpret the Plan. Its decisions shall be final, conclusive and binding on all parties. Subject to Section 9 of this Plan, the Committee shall also have the power, in its sole discretion, at any time to waive, in whole or in part, application of any of the eligibility requirements of Section 3 or of the benefit reduction factors in Sections 4.a. and 4.b. in the case of any individual Participant, Vested Participant or other employee of the Company (including an employee who has participated in the performance share unit portion of the KEIP).

6.  Lump Sum Distribution.

a.  Distribution Upon Retirement or Death. A lump sum cash payment payable to or on behalf of a Vested Participant under Sections 4.a., 4.b., or 4.d. shall be payable as soon as administratively practicable following the date of retirement or death. Such payment shall be equal to the actuarial present value of (i) the annual benefit payable to a Vested Participant as a single life annuity under Sections 4.a. or 4.b. or (ii) if the Vested Participant is married on date of retirement or death, the annual benefit payable to a Vested Participant as a fifty percent (50%) joint and survivor annuity with the Participant’s spouse as contingent annuitant under Sections 4.a. or 4.b. (reduced by the monthly annuity value of any life insurance provided by the Company or any affiliate thereof for retired employees that is in excess of post-retirement group term life insurance regularly provided by the Company or any affiliate thereof). Such payment shall be calculated using: (i) the prevailing Commissioner’s standard mortality table (described in Code section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date of the Vested Participant’s retirement (or the Vested Participant’s date of termination of employment other than for Cause) or death (without regard to any other subparagraph for such Code section 807(d)(5)) that is prescribed by the Commissioner of the

Internal Revenue Service in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin and (ii) an interest rate equal to the Lump Sum Interest Rate as of the date of the Vested Participant’s retirement (or the Vested Participant’s date of termination of employment other than Cause) or death. Notwithstanding the preceding sentence, the interest rate for those Vested Participants who elected to participate in The Hershey Company 2005 Enhanced Mutual Separation Plan for E-Grade Employees (the "EMSP") or  The Hershey Company 2005 Early Retirement Plan for E-Grade Employees (the "ERP for E-Grade Employees") shall be an interest rate equal to (i) the Lump Sum Interest Rate as of December 31, 2005 or (ii) the prevailing Lump Sum Interest Rate as of the date of the Vested Participant’s retirement. If the Committee, in its sole discretion, determines that the benefit payable to a Vested Participant covered under the EMSP or ERP for E-Grade Employees using the Lump Sum Interest Rate as of December 31, 2005 exceeds the benefit otherwise payable under this Plan by $500, the excess shall be paid in a lump sum cash payment as soon as administratively practicable following the date of retirement or death.

b.  Distribution to Key Employees. In the case of a Separation from Service of a Key Employee, a lump sum cash payment payable under Section 6.a. may not be made before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee) (hereinafter called the "Waiting Period"). The lump sum cash payment that is otherwise payable to a Key Employee under Section 6.a. shall accrue interest during the Waiting Period at a rate equal to the Lump Sum Interest Rate. For purposes of this Section 6.b., "Key Employee" means a "specified employee" under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. A "Separation from Service" means a termination of employment within the meaning of Code section 409A and applicable Treasury regulations and other guidance under Code section 409A.

7.  Payment of Benefits. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Vested Participant, spouse of a Participant or Vested Participant, or any other person. No person other than the Company shall by virtue of the provisions of the Plan have any interest in such assets. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The right of any Vested Participant or any other person to the payment of benefits under the Plan shall not be assigned, transferred, pledged or encumbered, such payments and the right thereto are expressly declared to be non-assignable and nontransferable. No payments hereunder shall be subject to the claim of the creditors of any Vested Participant or of any other person entitled to payments hereunder. Any payments required to be made pursuant to the Plan to a person who is under a legal disability may be made by the Company to or for the benefit of such person in such of the following ways as the Committee shall determine:

a.  Directly to such person;

b.  To the legal representative of such person;

c.  To a near relative of such person to be used for such person’s benefit; or

d.	Directly in payment of expenses of support, maintenance or education of such person.

The Company shall not be required to see to the application by any third party of any payments made pursuant to the Plan.

8.  Effective Date of Plan. This Amended and Restated (2007) Supplemental Executive Retirement Plan shall be effective January 1, 2007 (except as otherwise provided in this Plan) and Vested Participants who become eligible to retire under the Plan on or after that date shall be entitled to the benefits provided hereunder.

9.  Amendment, Suspension or Termination of the Plan.

a.  Ability to Amend, Suspend, or Terminate. The Board of Directors of the Company may, at any time, suspend or terminate the Plan. The Board, or its duly appointed delegee, if applicable, may also from time to time, amend the Plan in such respects as it may deem advisable in order that benefits provided hereunder may conform to any change in law or in other respects which the Board, or its delegee in accordance with the Board’s delegation of authority thereto, deems to be in the best interest of the Company. No such suspension, termination or amendment of the Plan shall adversely affect any right of any person who is a Vested Participant at the time of such suspension, termination or amendment or his or her beneficiary(ies), estate or surviving spouse, as applicable, to receive benefits under the Plan in accordance with its provisions in effect immediately prior to such suspension, termination or amendment without the consent of such Vested Participant, beneficiary(ies), estate or surviving spouse. Any benefits payable under the terms of the Plan at the time of any suspension, termination or amendment of the Plan shall remain in effect according to their original terms, or such alternate terms as may be in the best interests of both parties and agreed to by the Vested Participant or his or her beneficiaries, estate or surviving spouse, as applicable.

b.  Amendment or Termination After Change in Control. Notwithstanding the foregoing, (i) the Plan may not be terminated or amended in any manner that is adverse to the interests of a Participant or the surviving spouse of a Participant without the consent of the Participant or surviving spouse, as applicable, either: (a) after a Potential Change in Control occurs and for one (1) year following the cessation of the Potential Change in Control, or (b) for a two (2) year period beginning on the date of a Change in Control (the "Coverage Period"), and (ii) no termination of this Plan or amendment hereof in a manner adverse to the interests of any Participant, or such Participant’s surviving spouse, (without the consent of the Participant or surviving spouse) shall be effective if such termination or amendment occurs (a) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) in connection with or in anticipation of a Change in Control. After the Coverage Period, the Plan may not be amended or terminated in any manner that would adversely affect the entitlement of a Participant or his or her surviving spouse (without the consent of the Participant or surviving spouse) to benefits that have accrued hereunder. For purposes of the immediately preceding two sentences of this Section 9, whether an employee of the Company qualifies as a Participant shall be determined at the time (i) the Coverage Period commences and any time thereafter or (ii) his or her employment is terminated or the Plan is amended (a) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) in connection with or in anticipation of a Change in Control.

(1)                "Change in Control" means:

(a)  Individuals who, on June 8, 1999, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to June 8, 1999, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director, and provided further, however, that a director who has been approved by the Hershey Trust while it beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Power") shall be deemed to be an Incumbent Director;

(b)  The acquisition or holding by any Person of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) of shares of the Common Stock and/or the Class B Common Stock of the Company representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common Stock of the Company (the "Outstanding Company Stock") or (ii) the Outstanding Company Voting Power, provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey Trust does not beneficially own more than 50% of the Outstanding Company Voting Power, and provided, further, that any such acquisition or holding of beneficial ownership of shares of either Common Stock or Class B Common Stock of the Company by any of the following entities shall not by itself constitute such a Change in Control hereunder: (i) the Hershey Trust, (ii) any trust established by the Company or by any Subsidiary for the benefit of the Company and/or its employees or those of a Subsidiary, (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iv) the Company or any Subsidiary or (v) any underwriter temporarily holding securities pursuant to an offering of such securities;

(c)  The approval by the stockholders of the Company of any merger, reorganization, recapitalization, consolidation or other form of business combination (a "Business Combination") if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities eligible to elect directors of (i) the surviving entity or entities (the "Surviving Company") or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Company; or

(d)  The approval by the stockholders of the Company of (i) any sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation (the "Acquiring Corporation") if, following consummation of such sale or other disposition, the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities eligible to elect directors (a) of the Acquiring Corporation or (b) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Acquiring Corporation, or (ii) a liquidation or dissolution of the Company.

(2)            "Potential Change in Control" means:

(a)  The Hershey Trust by action of any of the Board of Directors of Hershey Trust Company, the Board of Managers of Milton Hershey School, the Investment Committee of the Hershey Trust, and/or any of the officers of Hershey Trust Company or Milton Hershey School (acting with authority) undertakes consideration of any action the taking of which would lead to a Change in Control as defined herein, including, but not limited to consideration of (i) an offer made to the Hershey Trust to purchase any number of its shares in the Company such that if the Hershey Trust accepted such offer and sold such number of shares in the Company the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power, (ii) an offering by the Hershey Trust of any number of its shares in the Company for sale such that if such sale were consummated the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power or (iii) entering into any agreement or understanding with a person or entity that would lead to a Change in Control; or

(b)  The Board approves a transaction described in subsection (b), (c) or (d) of the definition of a Change in Control contained in Section 9.b(1).

(3)          For purposes of this Section 9.b: (i) "Hershey Trust" means either or both of (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation, (ii) "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (iii) "Person" shall have the meaning given in

Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof, and (iv) "Subsidiary" shall mean any corporation controlled by the Company, directly or indirectly.

IN WITNESS WHEREOF, The Hershey Company has caused this Hershey Company Amended and Restated (2007), Supplemental Executive Retirement Plan to be adopted the 3rd day of October, 2006.

THE HERSHEY COMPANY

    By:  /s/ Marcella K. Arline
  Marcella K. Arline
  Senior Vice President, Chief People Officer